Presentation to:
APPLE Board of Directors
APPLE Board of Directors
regarding
QUAIL
QUAIL
May 3, 2007
Exhibit (c)(4)†
† Certain information in this exhibit has been omitted and filed separately with the SEC pursuant to a confidential treatment request under Rule
24b-2 of the Securities Exchange Act of 1934, as amended.  Omitted portions are indicated in this exhibit with [*].

2 Table of Contents I. Executive Summary II. Capital Markets Overview III. Strategic Alternatives IV. Process Overview V. Historical Stock Price Performance VI. Valuation Analysis

I. Executive Summary * * * * * * *

Executive Summary
After initial meetings in February and early March with APPLE management and early indications of value in the high $20’s to $30 per share, OSPREY commenced an extensive diligence process, including numerous third party advisors
OSPREY, with the approval of APPLE, invited CANARY to participate as an equity co-sponsor on April 5
th
After concluding their diligence process, OSPREY and CANARY revised their valuation taking into account conservative views regarding:
–
APPLE’s core Financial Services business and overall Credit Card direct mail revenues
–
Recent changes to [*] and [*] contracts
–
European growth
–
Feedback from large FI customer calls
–
Capital expenditure savings
–
Business transformation projects – offshoring, internal financial reporting, etc.
–
Early stage nature of next generation products – Relevance, BIG, and consulting
After its preliminary analysis, QUAIL submitted to APPLE on April 25 th
, a letter indicating its
interest in acquiring all of the shares it does not currently own at $26.00 per share
QUAIL and its advisors participated in an on-site diligence session with APPLE management on
April 30
th
and May 1
st
[*] Certain information in this exhibit has been omitted and filed separately with the SEC pursuant to a confidential treatment request under
Rule 24b-2 of the Exchange Act.

Proposal Valuation Summary
Note: Projected results based on APPLE management forecast as presented to BOD, adjusted for acquisitions of Harbinger and Kefta and certain capex savings.
(a) EBITDA less Capital Lease Principal and Interest Payments less Purchased Software Licenses.
(Dollars in Millions, Except per Share)
QUAIL
Proposal
Price Per Share (5/2/07) 23.08 $         26.00 $
Implied Premium:
Current 23.08 $         12.7%
30 Day Average 21.77             19.4%
90 Day Average 22.78             14.1%
Fully Diluted Shares Outstanding (Treasury Method) 80.3               81.2
Market Capitalization 1,854.4 $      2,110.6 $
Plus: Debt (3/31/07) 755.8             755.8
Less Cash: (3/31/07) (37.8)              (37.8)
Enterprise Value 2,572.4 $      2,828.6 $
Valuation Multiples
Revenue:
3/31/07 1,395.8 $      1.8x 2.0x
3/31/08 1,465.4         1.8  1.9
EBITDA:
3/31/07 394.6 $         6.5x 7.2x
3/31/08 392.1             6.6  7.2
Adjusted EBITDA (a):
3/31/07 270.3 $         9.5x 10.5x
3/31/08 300.8             8.6  9.4
EBIT:
3/31/07 167.3 $         15.4x 16.9x
3/31/08 189.0             13.6  15.0
EPS:
3/31/07 0.95 $            24.4x 27.5x
3/31/08 1.02               22.7  25.5
Current

II. Capital Markets Overview * * * * * * * *

Capital Markets Overview
The private capital markets have demonstrated unprecedented levels of liquidity and activity over the past 12 months; this has fueled a highly competitive market for private equity deals
First quarter 2007 was one of the most prolific ever for the leveraged loan markets
–
New issue volume climbed to $183 billion from the previous record of $148 billion achieved in the fourth quarter of 2006
–
Mergers & acquisitions were the primary driver of loan growth ($97 billion in volume)
Although interest rates have returned to historical averages, new-issue spreads achieved an all-
time low in February
Private equity capital continues to be raised at an unprecedented rate
–
Goldman Sachs recently announced that it has raised a record $20 billion for its latest leveraged buyout fund, GS Capital Partners VI
–
Blackstone has raised $18.2 billion of a targeted $20 billion for its latest fund
–
Texas Pacific, KKR and Carlyle have recently launched funds with targeted investments of at least $15 billion
Debt multiples for LBO transactions have consistently increased since 2002
–
42% of all LBO transactions in the first quarter of 2007 had Debt / EBITDA multiples greater than 6.0x, up from 0% in 2002
–
Covenant-light and amortization-light structures have become more prevalent

Private Equity Capital Raised
Estimated $136 billion of uninvested capital by financial sponsors*
Assuming 6 to 7 times purchasing power, buyout firms have the capacity to pursue nearly $1 trillion in total transaction value with capital that has already been raised
Private Equity Capital Raised:  2002 – 2006**
* Source: AFX International article dated 11/15/06.
** Source: Thomson Venture Economics / NVCA.
$24.8
$29.0
$51.2
$96.1
$102.9
$28.7
$39.7
$69.8
$124.1
$131.5
$3.8
$10.7
$18.6
$28.0 $28.6
$-
$20.0
$40.0
$60.0
$80.0
$100.0
$120.0
$140.0
2002 2003 2004 2005 2006
Venture Capital Buyout & Mezzanine

Invested Dollars in Billions
Number of Investments

Stephens Inc.
Investment Bankers

Buyout Related Disbursements
The number and size of buyout transactions have accelerated over the last 3 years given the availability of debt and equity capital and the favorable interest rate environment
$7.7
$15.8
$17.2
$31.3
$60.9
$34.8
$51.1
$35.3
$21.7
$34.4
$38.2
$45.5
$48.6
610
2,499
2,026
1,744
1,501
889
4,150
1,545
1,414
1,530
1,976
2,608
2,611
$-
$20.0
$40.0
$60.0
$80.0
$100.0
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 YTD
2007
0
500
1,000
1,500
2,000
2,500
3,000
3,500
4,000
4,500
Source: Thomson Venture Economics / NVCA.
Buyout Related Deals:  1995 – YTD 2007

Leveraged Buyout Loan Volume
Leveraged buyout loan volume has increased rapidly over the past 5 quarters as private equity firms seek to deploy billions of dollars of capital raised for buyout funds
U.S. Leveraged Buyout Loan Volume:  2002 – YTD 2007
Source: Standard & Poor’s Leveraged Commentary & Data.
$2.0
$2.6
$1.4
$5.2
$5.6
$2.1
$5.3
$7.3
$8.4
$10.0
$16.2
$12.8
$16.7
$13.1
$17.7
$31.8
$21.0
$45.6
$52.8
$23.1
$17.0
$-
$10.0
$20.0
$30.0
$40.0
$50.0
$60.0
1Q02 3Q02 1Q03 3Q03 1Q04 3Q04 1Q05 3Q05 1Q06 3Q06 1Q07
Funded Bank Debt Unfunded Bank Debt

Large Cap Leverage Trends
As illustrated below, leverage ratios have improved as lenders have extended credit to finance
LBO transactions
Despite the dramatic increase in leverage multiples, default rates have fallen to all time lows with no new institutional loan defaults in the first quarter of 2007
Debt / EBITDA Multiples for Large Corporate (a)
LBOs:  2001 – YTD 2007
Source: Standard & Poor’s Leveraged Commentary & Data.
(a) Defined as Issuers with EBITDA greater than $50 million.
4.1x
4.0x
4.5x
4.9x
5.3x
5.4x
5.7x
0.0x
1.0x
2.0x
3.0x
4.0x
5.0x
6.0x
2001 2002 2003 2004 2005 2006 1Q07
First Lien Debt Second Lien Debt Other Sr Debt/EBITDA Sub Debt/EBITDA

Spread to US Treasuries Index

Stephens Inc.
Investment Bankers

Corporate Debt Pricing Trends
Spreads have narrowed over the past 5 years between corporate investment grade and non-
investment grade bonds
Corporate Bond Interest Rate Trends: Last 5 Years
Source: The Yield Book.
0
100
200
300
400
500
600
700
800
5/1/02 11/1/02 5/1/03 11/1/03 5/1/04 11/1/04 5/1/05 11/1/05 5/1/06 11/1/06 5/1/07
BB Composite BBB Composite

III. Strategic Alternatives * * * * * * *

Summary of Strategic Alternatives
Status Quo
Leveraged
Recapitalization
Significant Equity
Investment
Transformational
Acquisition
Continue executing on
vision
Long-term beneficiary
of increasing financial
performance given:
– Segment
realignment
– Investment
scenarios
– Offshoring
opportunities
– Improved free
cash flow over the
long term
Diversifies
operational risk and
accelerates business
into high growth
areas
Synergy realization
Fortify key areas of
concern over the
long-term (i.e., data)
Favorable credit
markets
Short-term cash
distribution via
dividend or share
repurchase
Retain long-term
equity upside
Potential operating /
revenue synergies
with partner
Cash infusion
available to distribute
to shareholders or
retain to fund
investment scenarios
Validation of long-
term strategy
Quarterly earnings
pressure driven by
slow down in
financial services and
investment in
growing business
segments
Significant
investment / labor
reengineering
projects to undertake
over near term
– Complexity of
execution
interjects risk
Execution risk
Will require
significant amount of
leverage or ceding of
significant ownership
stake to target
Will likely be very
competitive process
APPLE stock
currency is cheap
compared to deal
multiples
Typically, near term
pressure on
acquiror’s share price
Cultural fits
Operating as higher
leveraged company
with investments to
be made to drive
long-term growth
Negative perception
that Company has
exhausted all other
value-creating
investment
opportunities
May change Board
composition or
change the strategic
direction
Minimize future exit
opportunities
Lack of control
premium
Day-to-day operations
may be effected
depending on partner
strategy / conflicts
Potential impact on
customers
Difficult to negotiate
value and business
relationship`
Sale of Company
Acquisition premium
Public shareholders
receive liquidity today
vs. waiting for future
benefits to
materialize
Tap into robust credit
and private equity
markets
Potential failed
process, and resulting
consequences to
ongoing operations
Present shareholders
do not realize benefit
should future
investment scenarios
materialize

Status Quo – Management Base Case
Note: Equity Value for EBITDA and EBIT assumes the applied enterprise multiple less net debt plus option proceeds.
(a) Assumes 87.9 shares outstanding. Stock prices are for illustrative purposes only.
(Dollars in Millions, Except per Share)
APPLE, as a public company, may continue to build value by executing its long-term business strategy across its core and emerging business segments
–
Pursuit of potential cost savings initiatives through additional offshoring and geographic reorganization could drive long-term margin expansion, but have a near-term negative earnings impact
APPLE LTM Fiscal Year Ending March 31,
Multiple 2008 2009 2010 2011
Adjusted EBITDA 301 $               335 $               367 $               413 $
Equity Value 9.5x 2,474 $            2,942 $            3,394 $            4,014 $
EBIT 189 $               221 $               268 $               320 $
Equity Value 15.4x 2,518 $            3,156 $            4,022 $            5,008 $
Average Equity Value 2,496 $            3,049 $            3,708 $            4,511 $
Implied Share Price (a)
28.39 $            34.69 $            42.19 $            51.32 $
Earnings Per Share 1.02 $              1.36 $              1.78 $              2.25 $
Implied Share Price (a)
24.4x 24.85 $            33.26 $            43.52 $            54.87 $
Implied share prices are as of the end of the applicable fiscal period

ABACUS

TALX

DIGITAS

KNIGHTSBRIDGE

DoubleClick

veda ADVANTAGE

aQuantive

SERASA

FairIsaac.

CATALINA MARKETING

24·7 REALMEDIA

infoUSA Sales Solutions

Stephens Inc.
Investment Bankers

Transformational Acquisition
APPLE may also build long-term value through a strategic acquisition that accelerates the
Company into new growth areas, shores up key areas of weakness or capitalizes on the
Company’s core strengths
–
Expansion into the digital, risk, consulting and data segments
Market for strategic assets has been robust with both strategic and financial buyers willing to pay significant premiums related to potential synergy achievement and favorable financing terms and conditions
–
Google / DoubleClick – 10.0x revenue, 34.0x EBITDA
–
Pacific Equity Partners & Merrill Lynch / Veda Advantage – 6.3x revenue, 13.6x EBITDA
Many potential transformational partners have been acquired or are rumored to be in a sales process:
Other Considerations:
–
Cultural fit
–
Increased leverage or
significant distribution of
shares
–
Near-term dilution
–
APPLE currently trading
near 52-week low
–
Integration / Execution risk

Leveraged Recapitalization: Dividend
Given the strength of APPLE’s balance sheet and expected cash flow, the Company could raise additional debt and return capital to shareholders via a one-time cash dividend
Aggressive lending markets have recently led to:
–
Ability to obtain higher amounts of senior leverage
–
Competitive pricing
Allows shareholders to gain short-term liquidity and retain equity upside
These debt levels increase operational risks and limit the Company’s ability to make strategic acquisitions and other investments
The table below illustrates the potential per share dividend available after a Leveraged
Recapitalization of various debt levels
(Dollars in Millions, Except per Share)
Leverage Amount:
1st Lien Note 800 $              900 $              1,000 $           1,000 $           1,000 $
Senior Subordinated Note -                        -                        -                        100                 200
Existing Capital Lease 121                 121                 121                 121                 121
Total 921 $              1,021 $           1,121 $           1,221 $           1,321 $
Proceeds Available for Dividend (after expenses):
Total 156 $              254 $              353 $              451 $              548 $
Per Share 1.99 $             3.25 $             4.51 $             5.75 $             7.00 $
Current Yield 8.6% 14.1% 19.5% 24.9% 30.3%
Pro Forma Adjusted EBITDA Leverage Multiples:
1st Lien Note 3.0x 3.3x 3.7x 3.7x 3.7x
Senior Subordinated Note 0.0  0.0  0.0  0.4  0.7
Existing Capital Lease 0.4  0.4  0.4  0.4  0.4
Total 3.4x 3.8x 4.1x 4.5x 4.9x
Pro Forma Coverage Ratios:
EBITDA / Net Interest Expense 3.9x 3.6x 3.2x 2.9x 2.6x
Fixed Charge Coverage Ratio 1.24x 1.18x 1.14x 1.09x 1.04x

Recent One-Time Special Dividends
Stephens analyzed the impact of selected one-time special dividends completed since 2005
–
Market Capitalization greater than $100 million
–
Dividend greater than $0.50 per share
The companies analyzed:
–
Issued dividends with a median current yield of 12.5% (mean of 20.3%)
–
Posted a median price increase on the day following the announcement of 1.7% (mean increase of 4.0%)
Source: FactSet, public filings and press releases.
(Dollars in Millions, Except per Share)
Pre-Announcement Dividend Stock Impact $ Change
Date Market Share Total Per Dividend 1 Day Post Ex. Dividend Ex-Div.
Company Announced Ex. Div. Cap Price Amount Share Yield Announce 1 Day 30 Day Date
Dean Foods 3/2/07 4/3/07 5,826.8 $      45.39 $         1,925.6 $      15.00 $         33.0% 3.6% 4.2% 13.3% (13.63) $
General Maritime 2/21/07 3/26/07 1,308.6         39.97             491.1             15.00             37.5% 8.3% 4.3% 20.2% (13.77)
Health Management Associates, Inc. 1/17/07 3/2/07 4,965.8         20.63             2,407.1         10.00             48.5% 0.2% 4.3% 16.4% (9.58)
Saks Inc. 10/3/06 12/1/06 2,327.0         17.11             544.0             4.00               23.4% 4.8% 2.2% 7.9% (3.64)
Syntel Inc. 8/15/06 8/29/06 843.7             20.74             50.8               1.25               6.0% 6.8% 0.3% 6.1% (1.18)
USA Mobility Inc. 6/7/06 6/28/06 544.0             19.99             81.6               3.00               15.0% 2.7% 3.4% 10.4% (2.47)
Cablevision System 4/7/06 4/25/06 6,082.3         27.00             2,252.7         10.00             37.0% 0.9% 5.8% 9.5% (8.94)
TOP Tankers Inc. 4/6/06 4/12/06 341.5             12.16             70.2               2.50               20.6% 1.6% -2.5% -18.1% (2.75)
TOP Tankers Inc. 3/13/06 3/28/06 388.1             13.82             140.4             5.00               36.2% 23.6% 7.7% -22.0% (4.02)
Todd Shipyards Corp. 3/27/06 6/1/06 153.2             28.25             21.7               4.00               14.2% 7.1% 1.4% -19.9% (3.60)
Whole Foods Market Inc. 11/9/05 1/11/06 9,853.3         72.50             292.2             2.15               3.0% -3.7% 0.1% -14.7% (2.08)
Aldila Inc. 11/18/05 11/30/05 125.0             24.38             5.1                 1.00               4.1% 1.2% 1.2% 2.1% (0.69)
USA Mobility Inc 11/9/05 11/29/05 662.6             24.70             40.8               1.50               6.1% 5.8% 0.2% 5.9% (1.44)
Park Electrochemical Corp. 10/19/05 11/10/05 493.6             24.78             19.9               1.00               4.0% 1.1% 3.8% 1.0% (0.06)
Steven Madden Ltd. 11/2/05 11/9/05 337.9             17.57             12.9               0.67               3.8% -1.8% 2.8% 11.4% (0.17)
Duke Realty Corp. 10/26/05 11/9/05 4,804.1         33.62             150.0             1.05               3.1% -1.5% 0.6% 3.9% (0.86)
Cutter & Buck Inc. 10/19/05 10/31/05 137.6             12.26             15.0               1.34               10.9% 1.9% 4.0% 2.1% (0.87)
Pharmaceutical Product Development Inc. 10/5/05 10/13/05 3,277.0         28.94             118.9             1.05               3.6% -5.0% 3.5% 8.2% (0.10)
Aldila Inc. 5/18/05 6/3/05 117.9             23.00             5.6                 1.10               4.8% -1.3% -1.5% -9.6% (1.43)
Syms Corp. 4/7/05 4/25/05 198.4             13.15             15.1               1.00               7.6% 3.4% -1.1% 5.6% (1.14)
Atlantis Plastics Inc. 3/23/05 4/11/05 100.1             18.01             69.5               12.50             69.4% 29.9% 12.3% -25.6% (11.42)
Fidelity National Financial 12/10/04 3/29/05 7,368.4         44.70             1,648.4         10.00             22.4% 1.0% 7.1% 1.9% (7.15)
Gentek Inc. 2/28/05 3/17/05 489.3             48.45             313.1             31.00             64.0% -0.4% 5.3% -21.2% (30.10)
Liberty Corp. 2/8/05 3/11/05 736.0             39.85             73.9               4.00               10.0% 6.1% -0.6% 0.3% (4.25)
Median 12.5% 1.7% 3.1% 3.0%
Mean 20.3% 4.0% 2.9% -0.2%

Leveraged Recapitalization: Share Repurchase
(Dollars in Millions, Except per Share)
APPLE could also utilize its balance sheet and cash flow prospects to raise additional debt and repurchase shares in the open market or through a tender offer
Leverage Amount:
1st Lien Note 800 $          900 $          1,000 $       1,000 $       1,000 $
Senior Subordinated Note - - - 100 200
Existing Capital Lease 121 121 121 121 121
Total 921 1,021 1,121 1,221 1,321
Less: Existing Debt (756) (756) (756) (756) (756)
Less: Estimated Expenses (10) (11) (13) (15) (18)
Proceeds Available for Share Repurchase 156 $          254 $          353 $          451 $          548 $
Shares Purchased @ $26.00 6.0 9.8 13.6 17.3 21.1
% of Shares Outstanding 7.6% 12.5% 17.3% 22.1% 26.9%
2008 Base Case EPS 1.02 $         1.02 $         1.02 $         1.02 $         1.02 $
2008 Pro Forma EPS 1.01 1.00 0.98 0.95 0.90
Accretion - $ (0.01) $        (0.02) $        (0.03) $        (0.07) $        (0.11) $
Accretion - % -0.8% -2.0% -3.3% -7.1% -11.2%
1st Lien Note 3.0x 3.3x 3.7x 3.7x 3.7x
Senior Subordinated Note 0.0  0.0  0.0  0.4  0.7
Existing Capital Lease 0.4  0.4  0.4  0.4  0.4
Total 3.4x 3.8x 4.1x 4.5x 4.9x
Pro Forma Coverage Ratios:
EBITDA / Net Interest Expense 3.9x 3.6x 3.2x 2.9x 2.6x
Fixed Charge Coverage Ratio 1.24x 1.18x 1.14x 1.09x 1.04x
Pro Forma Adjusted EBITDA Leverage Multiples:

Significant Equity Investment
APPLE may sell a large equity stake to a strategic or financial partner to pursue acquisitions, make investments or partially fund a cash distribution to shareholders
The table below illustrates the potential proceeds available for corporate use after an equity investment, assuming no additional leverage
Assumes a preferred structure will be desirable to achieve a market premium
(Dollars in Millions)
Preferred Equity Investment 250 $           500 $           750 $           1,000 $
Ownership:
Current Shareholders 89.1% 80.4% 73.2% 67.2%
New Shareholders 10.9% 19.6% 26.8% 32.8%
Share Count:
Currrent Shares Outstanding 78.3             78.3             78.3             78.3
New Shares Issued (20% Premium to 30 Day Avg.) 9.6               19.1             28.7             38.3
Pro Forma Shares Outstanding 87.9             97.5             107.1           116.6

IV. Process Overview * * * * * * *

OSPREY Diligence Summary
Diligence commenced remotely on March 9
th
with an electronic data room and on-site in Little
Rock on March 12
th
Introduced CANARY as an Equity Partner on April 5
th
–
Meetings with APPLE senior management and organization leaders in Little Rock on April 10 th
– April 11
th
Diligence overview
–
Electronic Data Room
–
Site Visits – Little Rock, Conway, Downers Grove, San Mateo, Denver, London
–
On-Site Diligence Team
• OSPREY Internal Team – Operations and finance
• Duff & Phelps – Accounting and finance
• Fried Frank – Legal (off-site)
• Bain Consulting – General industry and market study
• Winterberry Group – Marketing consultants
• TPI – ITO Outsourcing
–
Financing Sources
• Bank of America
• JP Morgan Chase
APPLE Team members were involved in all phases of the diligence process

QUAIL Proposed Diligence
QUAIL’s initial diligence consisted of:
–
Review of publicly available documents
–
Receipt of APPLE base case model
–
Access to electronic data room
On-site diligence completed April 30
th
and May 1
st
–
Management Presentations – QUAIL, UBS, Morgan Stanley, Deloitte
–
Financial model review – QUAIL, UBS, Morgan Stanley, Deloitte
–
Accounting review – Deloitte
–
Legal review – Dechert
–
Business Review – Fresen Associates (Business Consultant), Synergistics
APPLE Team members involved in all phases of the diligence process
QUAIL has indicated it expects to be able to complete its diligence within 2 weeks
QUAIL indicated willingness to get to a contract by May 14
th

Next Steps in QUAIL Process
Complete diligence process to obtain financing and finalize valuation
Receive and evaluate ultimate QUAIL offer
–
Price
–
Transaction Structure
–
Financing Structure / Commitment
–
Key Conditions
• MAC
• Go-Shop and Topping Rights
• Break Fees
• Shareholder Vote
• Other Conditions
–
Remaining diligence
–
Timing
Craft Go-Shop process to solicit, accommodate and evaluate potential competitive interest
Key upcoming APPLE milestones
–
Earnings announcement (new guidance) on May 16
th
–
New segment information description

Go-Shop Summary
A Go-Shop provision allows a publicly-traded target to actively solicit offers from other bidders for an agreed upon period of time after achieving the deal certainty of signing a definitive agreement with a buyer
Duration and Scope
–
Typically ranges from 20 – 60 days
–
Permits solicitation of bids from both strategic and financial buyers
–
Execute Confidentiality Agreement and grant access to electronic data room
–
Provide access to APPLE management
–
Form of merger agreement already prepared to deliver
Information and Matching Rights
–
Typically provides for buyer to be informed of alternative bids solicited during the Go-Shop period
–
Approximately 50% of transactions with Go-Shop provisions include an obligation for the target to negotiate with the initial purchaser to allow it to match or top any alternative proposal
Proxy Filing Obligations
–
Often requires the merger proxy to be prepared and filed with the SEC as “promptly as practicable” after the execution of the merger agreement
Breakup/Termination Fees
–
Requires a public target to pay a fee to the initial buyer if the target invokes its fiduciary out, structured as either:
• The same fee regardless of whether the fiduciary out is exercised for a bid solicited during the Go-Shop period or a later unsolicited offer; or
• A discounted fee if the transaction was abandoned in favor of a bid obtained during the Go-Shop period
(typically 30% – 60% of the full termination fee)

Go-Shop Process and Timeline
Based on the receipt of an offer, the Board will determine whether to seek additional offers for the Company and the timing of such:
–
Negotiate terms and conditions with QUAIL and then solicit alternative bidders during Go-Shop period; or
–
Seek other interest before finalizing terms and conditions with QUAIL; or
–
Decline to proceed in any matter
If APPLE proceeds with current offer, the Company will
-
Negotiate and execute a definitive agreement
-
Publicly announce the Transaction
-
Initiate Go-Shop period managed by Stephens
-
Prepare and file preliminary proxy with SEC (20 – 45 days to clear proxy)
• If there is Go-Shop period, the Company may elect to wait until the Go-Shop period ends to file its proxy statement
-
File for HSR review which takes approximately 30 days, or less with accelerated response
-
File definitive proxy statement and mail to shareholders
-
Hold shareholder meeting and vote
-
Close Transaction (usually same day as shareholder meeting)

Key Considerations for APPLE if BOD Elects to Go Forward
(a)
Determine whether to get a “bird in hand” or solicit other proposals
Pros of Go-Shop Process
–
Deal certainty
–
Avoids business and execution risks of failed auction and being shop worn
–
Defines diligence process for potential purchasers, thereby minimizing disruption to APPLE operations and management time commitments
–
Go-Shop provides adequate opportunity for potential purchasers that would pay a higher price than the announced offer
Cons of Go-Shop Process
–
Potential purchasers may be dissuaded from evaluating a transaction given the appearance that the current buyer has a head start
–
Potential cost to shareholders if termination fee is paid (typically 1.0 – 2.0% of equity value)
Pros of Strategic Alternatives Announcement
–
Treats all bidders equally – allows slower bidders to remain engaged throughout the process
–
Avoids break-up fee
Cons of Strategic Alternatives Announcement
–
Give up opportunity to have transaction signed by May 16
th
–
Stock could run up to unrealistic expectations, only to fall back later
–
Uncertainty of future ownership coupled with ongoing distraction of auction process may disrupt growth and day-to-day operations (employees, customers)
–
Shareholder base changes rapidly to short-term holders making it difficult to return to status quo if a deal is not consummated
–
Failure to complete transaction leaves uncertainty
(a) Any assessment of pros and cons is dependant on the Board and Special Committee’s deliberations and discussion as well as the terms and conditions of any agreement entered into.

Go-Shop Analysis
Since January 1, 2006, approximately 23.3% of all going private transactions used Go-Shop provisions
–
Financial buyers
–
Deal size greater than $100 million
Since January 1, 2007, 12 out of 32 (37.5%) going private transactions used Go-Shop provisions
–
3 of the 12 deals resulted in a higher bid
(Dollars in Millions)
(a) Apax Partners increased its original bid from $40.00 to $41.50 during the Go-Shop period.
(b) Hellman & Friedman offered $32.50 during the Go-Shop period (April 17, 2007); higher than the original terms with ValueAct Capital of $32.10 per share (signed March 8, 2007).
(c) Transaction has been canceled as a result of Community Health Systems, Inc. entering a higher bid of $54.00 per share during the Go-Shop period.
(d) Mean and median exclude Myers Industries Inc.
(e) Mean and median exclude OSI Restaurant Partners and Harrah’s Entertainment Inc.
Termination Fees
During Go-Shop After Go-Shop
1-Day 10-Day Avg. 30-Day Avg. 200-Day Avg. $ % $ %
4/26/07 Harman International Industries 7,860.0 $     120.00 $   17.0% 16.5% 19.9% 27.1% --- --- --- --- 50 ---
4/24/07 Myers Industries, Inc. 1,015.1 22.50 4.6% 10.9% 17.1% 31.9% 25.0 $       2.5% 25.0 $       2.5% 45 ---
4/24/07 Symbion, Inc. 643.6 22.35 17.4% 13.1% 14.8% 15.9% 5.0 0.8% 12.5 1.9% 30 ---
4/2/07 First Data Corp. 28,862.2 34.00 26.4% 27.6% 32.8% 40.2% 250.0 0.9% 700.0 2.4% 50 ---
3/6/07 Topps Co. Inc. 386.3 9.75 9.4% 5.1% 2.0% 11.1% 8.0 2.1% 12.0 3.1% 40 42
2/26/07 TXU Corp. 44,183.4 69.25 15.4% 19.3% 23.8% 16.8% 375.0 0.8% 1,000.0 2.3% 50 ---
2/26/07
Hub International Ltd. (a)
1,810.2 41.50 20.3% 21.7% 26.3% 42.0% 21.2 1.2% 50.8 2.8% 21 21
2/5/07 Triad Hospitals, Inc. (c) 6,838.1 50.25 16.1% 16.2% 20.0% 22.5% 20.0 0.3% 120.0 1.8% 40 39
1/28/07 Laureate Education Inc. 3,769.7 60.50 11.2% 14.9% 19.1% 24.0% 55.0 1.5% 110.0 2.9% 45 47
1/8/07 United Surgical Partners International Inc. 1,887.0 31.05 13.4% 9.8% 14.5% 8.3% 15.0 0.8% 42.0 2.2% 40 28
1/3/07 Blair Corporation 173.0 37.50 14.5% 16.1% 20.8% 20.4% 4.3 2.5% 5.2 3.0% 30 36
12/15/06 Realogy Corporation 9,165.0 30.00 15.4% 14.6% 14.3% 25.1% 215.0 2.3% 215.0 2.3% 60 34
12/8/06
Catalina Marketing Corp. (b)
1,623.9 32.50 34.1% 30.1% 29.8% 22.7% 8.4 0.5% 50.6 3.1% 45 ---
11/5/06 OSI Restaurant Partners 3,455.0 40.00 23.3% 20.1% 21.0% 8.4% 25.0 0.7% 45.0 1.3% 50 73
10/25/06 Clear Channel Communications 27,130.0 37.60 16.8% 20.3% 25.0% 27.5% 500.0 1.8% 500.0 1.8% 21 51
10/14/06 Open Solutions Inc. 1,337.0 38.00 25.5% 29.9% 31.7% 39.4% 12.0 0.9% 30.0 2.2% 21 34
10/2/06 Harrah's Entertainment Inc. 27,893.0 90.00 35.5% 34.7% 40.8% 26.6% 500.0 1.8% 500.0 1.8% 25 79
9/11/06 Freescale Semiconductor Inc. 18,488.0 40.00 30.1% 28.8% 34.7% 42.0% 150.0 0.8% 300.0 1.6% 50 22
7/24/06 HCA Inc. 33,090.5 51.00 17.8% 16.5% 17.4% 8.2% 300.0 0.9% 500.0 1.5% 50 16
7/13/06 Petco Animal Supplies Inc. 1,828.0 29.00 48.1% 44.5% 47.0% 37.2% 30.0 1.6% 50.0 2.7% 21 29
6/6/06 ACE Cash Express 530.0 30.00 15.4% 12.6% 12.4% 25.9% 10.0 1.9% 15.0 2.8% 30 34
5/31/06 West Corporation 4,100.0 48.75 13.0% 13.4% 7.8% 17.5% 67.0 1.6% 93.0 2.3% 20 43
5/22/06 Jameson Inns Inc. 367.0 2.97 29.7% 24.4% 21.3% 29.0% 2.5 0.7% 5.0 1.4% 25 11
1/23/06 Sports Authority Inc. 1,300.0 37.25 20.0% 22.7% 20.6% 21.8% 30.0 2.3% 30.0 2.3% 20 23
Mean 21.1% (d) 20.2% 22.3% 24.6% 1.4% 2.3% 37 34 (e)
Median 17.4% (d) 17.9% 20.7% 24.6% 1.2% 2.3% 40 34 (e)
Announced
Date
Apollo Management, Texas Pacific
Merrill, Bain, KKR
JLL Partners
JER Partners
Blackstone, Texas Pacific, Permira, Carlyle
Leonard Green, Texas Pacific
Leonard Green
Apollo Management
Deal Target
Total
Trans. Size
Madison Dearborn, The Tormente Co.
KKR
GS Capital Partners
KKR, GS Capital Partners
Hellman & Friedman
Acquired By
6 Parties Including KKR, Texas Pacific
Days Between
Announcement
and Proxy Filing
ApaxPartners, Morgan Stanley
Go-Shop
Duration
(# Days)
Offer Price
Per Share
Premium Over Share Price -%
Crestview Partners
TH Lee, Quadrangle
CCMP, Goldman Sachs
Welsh Carson
TH Lee, Bain Capital
Carlyle, Providence
Golden Gate Capital
Bain Capital, Catterton
10 Parties Including KKR, Citigroup

V. Historical Stock Price Performance * * * * * * * * *

Share Price
Volume in Thousands

Stephens Inc.
Investment Bankers

LTM APPLE Performance
5/17/06:
Announced Jeffrey W. Ubben will join the Company’s Board
of Directors.
E
8/7/06:
Announced the final results of the Company’s Dutch Auction
Self Tender in which 11.1 million shares of common stock
were purchased at a price of $25.00 per share.
F
9/18/06:
G
H
10/25/06: Announced revenue of $348.3 million and EPS of $0.25 for the Q2 2007 vs. consensus EPS of $0.23.
10/31/06: Announced the opening of new data center in greater
Toronto area.
A
Announced revenue of $1.3 billion and EPS of $0.74 for the
FYE 2006 vs. consensus EPS of $0.75
C
9/22/06: Announced the election of R. Halsey Wise, President and
CEO of Intergraph Corporation, to the Company’s Board of
Directors.
I
1/5/07: Announced the acquisition of retail business solutions provider, Equitec. The Company expects the transaction to
be accretive in 2008.
J
1/24/07: Announced revenue of $352.8 million and EPS of $0.31 for the Q3 2007 vs. consensus EPS of $0.32.
K
2/6/07: Announced resignation of Frank Cotroneo as Company’s
CFO and the appointment of Rodger Kline as interim CFO.
5/2/06 6/9/06 7/21/06 8/31/06 10/11/06 11/20/06 12/29/06 2/9/07 3/22/07 5/2/07
$20.00
$22.00
$24.00
$26.00
$28.00
0
1,000
2,000
3,000
4,000
5,000
6,000
A
B
C
D
E
F
G
H
I
J
K
L
M
Announced revenue of $336.7 million and EPS of $0.20 for
the Q1 2007 vs. consensus EPS of $0.17.
7/26/06:
B
Announced adjustments to the Company’s Road Map
earnings target as a result of an increase in options
exercised, non-financial advisory fees related to the proxy
contest, share repurchase through DAST, an increase in
incremental interest expense, and a higher effective tax rate.
8/31/06:
D
(May 2, 2006 – May 2, 2007)
L
3/29/07: Announced the acquisition of Harbinger Technologies Group, an international consulting and technology that specializes
serving homeland defense, national security and the
prevention of international terrorism.
M
4/3/07: Announced the acquisition of Kefta, a leader in real-time, dynamic personalization solutions for the Internet.
52 Week High (9/13/06) 25.86 $
52 Week Low (3/5/07) 21.00
30 Day Average 21.77
90 Day Average 22.78

Share Price
Volume in Thousands

Stephens Inc.
Investment Bankers

5/1/02 11/20/02 6/11/03 12/31/03 7/21/04 2/9/05 8/31/05 3/22/06 10/11/06 5/2/07
$10.00
$12.00
$14.00
$16.00
$18.00
$20.00
$22.00
$24.00
$26.00
$28.00
0
5,000
10,000
15,000
20,000
25,000
30,000
Historical 5 Year APPLE Performance
(May 1, 2002 – May 2, 2007)
5 Year High - $26.91
(12/31/04)
5 Year Low - $12.25
(10/30/02)

APPLE – 5 Year Trading Histogram
# of Shares Traded
Price Days Average Total at or
Range Traded Volume Volume Below Range Distribution of Total Volume Traded
$26.01 - $28.00 62        491,915     30,498,740       100.0%
$24.01 - $26.00 221      606,593     134,057,050     96.5%
$22.01 - $24.00 266      600,715     159,790,080     81.2%
$20.01 - $22.00 148      783,310     115,929,910     62.9%
$18.01 - $20.00 149      696,659     103,802,160     49.6%
$16.01 - $18.00 165      763,087     125,909,350     37.8%
$14.01 - $16.00 208      743,941     154,739,740     23.4%
$12.00 - $14.00 40        1,237,756 49,510,256       5.7%
Total 1,259   694,390     874,237,286
Weighted Average Price 19.85 $
Current Price 5/2/07 23.08 $
5.7%
17.7%
14.4%
11.9%
13.3%
3.5%
15.3%
18.3%
0.0% 5.0% 10.0% 15.0% 20.0%
(May 2, 2002 – May 2, 2007)

Actual Results vs. Consensus Estimates
(Dollars in Millions, Except per Share)
Note: Gray shading indicates missed revenue and/or EPS estimates, or revised guidance downwards.
Source: Bloomberg and FactSet.
(a) FY04 and FY05 revenue estimates per Stephens Inc. research.
Actual Estimated % Difference Share Price Reaction Road Map / Outlook
Rev. EPS
Rev. (a)
EPS Rev. EPS 1 Day 5 Day 30 Day Comments Updates
FY 07
Q4
357.9 $ 0.20 $ 355.7 $ 0.20 $ 0.6% 0.0% N/A N/A N/A N/A N/A
Q3 352.8 0.31 365.3 0.32 -3.4% -2.5% -10.0% -7.5% -10.1% Slower than expected revenue growth Reduced guidance for balance of the year
Q2 348.3 0.25 354.5 0.23 -1.7% 7.0% -0.2% -0.6% -0.7% Solid performance and good positioning for successful second half of the fiscal year
None
Q1 336.7 0.20 333.8 0.17 0.9% 15.9% -0.3% 0.0% 1.2% In line with long-term Financial Road Map None
FY06
Q4 344.3 $  0.26 $ 347.7 $ 0.26 $ -1.0% -1.2% -2.7% -2.9% -3.8% Within fiscal year Financial Road Map None
Q3 347.4 0.31 338.9 0.25 2.5% 25.5% 4.2% -0.5% 6.5% Better-than-expected margins Lowered international operating margins; added FY07 estimates
Q2 330.5 0.20 322.1 0.15 2.6% 30.0% 3.1% 8.5% 17.0% Pre-tax charges of $15.8mm related to restructuring;
announced signing of large, new deals
None
Q1 310.3 0.07 310.0 0.09 0.1% -21.1% -0.9% -2.6% -5.8% Pre-announced shortfall in revenue and earnings;
announced $14-$16mm of savings
Lowered FY06 international revenue growth estimates
FY05
Q4 322.5 $  0.16 $ 308.7 $ 0.21 $ 4.5% -23.8% -13.2% -11.9% 11.8% Solid U.S. operations growth and disappointing growth of the international business
Increased FY06 U.S. rev. growth est. and decreased
international revenue growth and operating margins
estimates for both segments
Q3 312.4 0.24 309.8 0.25 0.8% -4.0% -5.7% -5.9% -4.6% Improved operating margin of the international operations
Lowered FY05 revenue growth and international operating
margins, increased U.S. operating margins; added FY06
estimates
Q2 299.1 0.20 293.1 0.18 2.1% 11.1% 6.1% 6.2% 14.3% High growth of the U.S. operations None
Q1 289.0 0.14 278.8 0.14 3.6% 0.0% -3.2% -3.7% -3.6% In line with Financial Road Map None
FY04
Q4 277.8 $  0.17 $ 263.1 $ 0.17 $ 5.6% 0.0% 2.2% 0.5% 11.5% Reported in-line results Introduced Financial Road Map
Q3 255.2 0.22 248.1 0.19 2.9% 15.8% -0.6% -0.9% 3.0% Strong pipeline with new contract that delivers
$49mm in annual revenue
Increased FYE04 revenue estimate and decreased EPS
estimate
Q2 241.1 0.13 250.0 0.13 -3.6% 0.0% -2.6% -2.6% -1.5% Revenue in low range of expectations; EPS in the low range of previous estimates
Lowered FYE04 revenue estimate
Q1 236.7 0.05 237.3 0.05 -0.3% 0.0% -6.4% -7.4% -5.9% Continued revenue and earnings guidance for Q1 and FY04
Decreased revenue outlook for FY04 and increased EPS
estimates

Last Target Revenue EPS
Firm Recommendation Report Date Price 2007E 2008E 2007E 2008E
Credit Suisse Underperform 2/7/07    24.00 $     1,391.0 $ 1,434.8 $    0.96 $      1.11 $
Stephens Inc. Equal-Weight 1/25/07 28.00           1,397.6    1,505.2    0.96         1.18
William Blair & Company Market Perform 1/25/07 --- 1,392.7    1,459.3    0.96         1.05
Piper Jaffray Market Perform 1/25/07 23.00           1,392.5    1,446.6    0.97         1.13
Robert W. Baird & Co. Neutral 1/25/07 26.00           1,393.8    1,480.7    0.91         1.10
Lehman Brothers Overweight / Neutral 1/25/07 23.50           --- --- --- ---
ThinkEquity Partners Hold 1/25/07 21.00           1,393.8    1,465.8    0.94         1.00
Mean 24.25 $        1,393.6 $ 1,465.4 $ 0.95 $      1.10 $
Median 24.30           1,393.3    1,462.6    0.96         1.11
IBES 1,393.9 $ 1,470.3 $ 0.95 $      1.12 $
APPLE Internal Estimates 1,395.8    1,453.7    0.95         1.02
APPLE Equity Research Coverage
Commentary
Commentary
Estimates
Estimates
(Dollars in Millions, Except per Share)
“We believe the risk of near-term numbers is lower now that APPLE has revised their Roadmap (as of Q3 report).  That said we do not expect much upside to revenues in the near term given the macro environment (tough demand for traditional marketing services) and
APPLE’s exposure to financial services and in particular major credit card providers.” – Brandon Dobell, Credit Suisse, 2/6/07.
“We continue to believe that APPLE is positioned for solid, sustainable growth over the long term driven by: 1) increasing demand for data integration and targeted-marketing capabilities, 2) international expansion opportunities, 3) improving sales productivity as more consultative sales efforts mature, and 4) a broadening service offering including digital marketing and risk management solutions among others.” – Mark A. Bacurin, Robert W. Baird & Co., 1/25/07.

VI. Valuation Analysis * * * * * * *

Management Case
–
Based on model provided by management to APPLE Board of Directors
–
The financial model incorporates the following events:
•
Acquisition of Harbinger and Kefta
•
Reduction in capital expenditures to reflect projected run-rate
APPLE Financial Summary
(Dollars in Millions, Except per Share)
For the Projected Fiscal Year Ending March 31, CAGR
2008 2009 2010 2011 '08-'11
Revenue 1,465.4 $          1,561.9 $          1,700.2 $          1,853.0 $          8.1%
Growth 5.0% 6.6% 8.9% 9.0%
EBITDA 392.1 $             411.4 $             443.8 $             493.4 $             8.0%
Margin 26.8% 26.3% 26.1% 26.6%
Adjusted EBITDA
(a)
300.8 $             334.8 $             366.7 $             413.4 $             11.2%
Margin 20.5% 21.4% 21.6% 22.3%
EBIT 189.0 $             221.1 $             267.8 $             320.5 $             19.2%
Margin 12.9% 14.2% 15.8% 17.3%
Net Income 82.7 $                111.5 $             146.9 $             186.6 $             31.2%
Margin 5.6% 7.1% 8.6% 10.1%
Earnings Per Share 1.02 $                1.36 $                1.78 $                2.25 $                30.2%
Growth 7.7% 33.8% 30.8% 26.1%
(a) EBITDA less Capital Lease Principal and Interest Payments less Purchased Software Licenses.

Comparable Publicly-Traded Company Analysis
–
Reviewed trailing and forward trading multiples of Adjusted EBITDA, EBIT and Cash EPS of publicly-
traded information technology companies relative to growth, margins, returns, strategic/competitive position and financial condition
Comparable Transaction Analysis
–
Reviewed recent transactions involving similar companies to APPLE and examined multiples paid relative to strategic/synergistic opportunities, operating performance of the target and transaction circumstances
Leverage Buyout Analysis
–
Utilized APPLE’s 4-year projection model, estimated current debt capacity, and a range of private equity returns expected in similar sized transactions (20% – 25%) to derive a current valuation range
Discounted Cash Flow Analysis
–
Derived a current valuation by discounting the expected future annual cash flows generated by the
APPLE Management Case projection model including a terminal valuation. A range of terminal values was determined by applying exit multiples of 9.0x to 11.0x to projected March 31, 2011 Adjusted
EBITDA
–
Utilized APPLE’s weighted average cost of capital (WACC) of approximately 11 - 13%
Stephens based its valuation range on APPLE’s historical financial performance, projections developed by Management and the following valuation methodologies:
Valuation Analysis

Implied Per Share Valuation Range
Based on financial projections developed by management for fiscal 2007 – 2011E
Proposal Price
$26.00
Current Price
$23.08
Adjusted EBITDA Multiple of:
9.0x - 11.0x
EBIT Multiple of:
12.0x - 14.0x
Cash PE Multiple of:
18.0x - 20.0x
Adjusted EBITDA Multiple of:
8.5x - 10.5x
EBIT Multiple of:
11.0x - 13.0x
Cash PE Multiple of:
16.0x - 19.0x
LTM 3/31/07 Adjusted EBITDA Multiple of:
10.0x - 12.5x
LTM 3/31/07 EBIT Multiple of:
15.0x - 18.0x
4-Year Equity IRR between
20.0% - 25.0%
11.0% - 13.0% Discount with a Terminal Multiple
of 9.0x - 11.0x of Adjusted EBITDA
Fiscal Year
Ending 3/31/08
Trading
Comparables
Fiscal Year
Ended 3/31/07
Trading
Comparables
52 Week Range
Acquisition
Comparables
Private Market /
LBO
DCF
$21.49
$16.66
$18.14
$22.36
$21.00
$27.64
$20.46
$20.15
$29.76
$20.26
$28.07
$31.25
$33.73
$27.45
$25.37
$22.91
$17.47
$17.06
$24.57
$25.86
$21.77
$32.26
$15.00 $20.00 $25.00 $30.00 $35.00 $40.00

Management Upside Opportunities
(Dollars in Millions, Except per Share)
For the Projected FYE March 31,
2008 2009 2010 2011
Labor Arbitrage / Efficiency Re-Engineering 9.9 $                     37.6 $                 67.6 $                 91.1 $
Labor Arbitrage / Efficiency Re-Engineering Transition Impact (15.0)                   -                          -                          -
Facilities Savings 0.9                        5.0                        6.4                        7.4
Poland - New Cost - (50% of Facility Savings) (0.5)                       (2.5)                       (3.2)                       (3.7)
Total Pre-Tax Savings (4.6)                       40.1                      70.8                      94.8
Less Taxes @ 39.0% 1.8                        (15.6)                   (27.6)                   (37.0)
Additional Impact (2.8) $                  24.5 $                 43.2 $                 57.8 $
Assuming Discount Rates of:
Discounted to 3/31/07 15.0% 16.0% 17.0%
Present Value of Cash Flow 77.5 $                 75.3 $                 73.3 $
Perpetual Growth Rate: 0.0% 220.3                  199.5                  181.5
1.0% 238.4                  215.0                  194.7
2.0% 259.3                  232.6                  209.8
Enterprise Value 0.0% 297.8 $               274.9 $               254.7 $
1.0% 315.9                  290.3                  268.0
2.0% 336.8                  308.0                  283.1
Total Shares and "In the Money" Options Outstanding 87.9                      87.9                      87.9
Price per Share 0.0% 3.39 $                 3.13 $                 2.90 $
1.0% 3.59                      3.30                      3.05
2.0% 3.83                      3.50                      3.22

Trading Comparables
(Dollars in Millions, Except per Share)
Note: Financial information per Wall Street research.
(a) Pro Forma TALX acquisition.
(b) Pro Forma Opinion Research acquisition.
(c) APPLE’s 2007E – 2008E financial information is based on fiscal year 3/31/08 and 3/31/09, respectively. Projections provided by the Company.
Ticker Price Equity Enterprise Enterprise Value / EBITDA Enterprise Value / EBIT Price / Cash EPS Total Debt /
Company Name Symbol 5/2/07 Value Value LTM 2007E 2008E LTM 2007E 2008E LTM 2007E 2008E LTM EBITDA
Equifax Inc. (a)
EFX 40.30 $      5,969.6 $   6,820.0 $   616.4 $      661.3 $      741.1 $      471.0 $      556.0 $      595.5 $      2.23 $         2.23 $         2.60 $         1.4x
11.1x 10.3x 9.2x 14.5x 12.3x 11.5x 18.1x 18.1x 15.5x
33.3% 34.7% 34.9% 25.5% 29.2% 28.1%
The Dun & Bradstreet Corporation DNB 91.06          5,666.6      5,987.2      459.2 $      528.0 $      575.8 $      425.9 $      476.0 $      528.0 $      3.87 $         4.71 $         5.31 $         1.1x
13.0x 11.3x 10.4x 14.1x 12.6x 11.3x 23.5x 19.3x 17.1x
30.0% 32.4% 33.2% 27.8% 29.2% 30.4%
Alliance Data Systems Corporation ADS 63.75          5,232.7      5,078.8      541.3 $      606.7 $      662.1 $      404.3 $      453.0 $      493.8 $      2.88 $         3.50 $         3.95 $         2.4x
9.4x 8.4x 7.7x 12.6x 11.2x 10.3x 22.1x 18.2x 16.1x
26.1% 25.8% 25.5% 19.5% 19.3% 19.0%
ChoicePoint Inc. CPS 38.65          3,063.7      3,484.5      336.3 $      347.8 $      372.7 $      263.4 $      272.6 $      295.6 $      1.98 $         2.07 $         2.36 $         2.2x
10.4x 10.0x 9.3x 13.2x 12.8x 11.8x 19.5x 18.7x 16.3x
31.7% 30.9% 31.1% 24.8% 24.2% 24.7%
Fair Isaac Corporation FIC 35.71          2,068.1      2,265.2      259.3 $      237.2 $      262.8 $      207.9 $      184.4 $      216.5 $      2.61 $         2.30 $         2.64 $         2.3x
8.7x 9.5x 8.6x 10.9x 12.3x 10.5x 13.7x 15.5x 13.5x
31.5% 29.6% 31.5% 25.2% 23.0% 26.0%
Harte-Hanks, Inc. HHS 26.14          2,007.1      2,167.9      225.5 $      239.1 $      249.9 $      189.9 $      201.1 $      210.9 $      1.45 $         1.57 $         1.73 $         0.9x
9.6x 9.1x 8.7x 11.4x 10.8x 10.3x 18.0x 16.7x 15.1x
19.0% 19.0% 18.9% 16.0% 16.0% 15.9%
infoUSA Inc. (b)
IUSA 9.83            547.3          813.3          101.9 $      112.1 $      123.8 $      66.1 $         73.2 $         83.7 $         0.51 $         0.78 $         0.88 $         0.4x
8.0x 7.3x 6.6x 12.3x 11.1x 9.7x 19.1x 12.6x 11.2x
17.3% 17.8% 19.0% 11.2% 11.6% 12.8%
Summary of Market Multiples:
Maximum 13.0x 11.3x 10.4x 14.5x 12.8x 11.8x 23.5x 19.3x 17.1x 2.4x
Minimum 8.0  7.3  6.6  10.9  10.8  9.7  13.7  12.6  11.2  0.4x
Mean 10.0x 9.4x 8.6x 12.7x 11.9x 10.8x 19.2x 17.0x 15.0x 1.5x
Median 9.6  9.5  8.7  12.6  12.3  10.5  19.1  18.1  15.5  1.4x
Mean (Excluding Min and Max) 9.8  9.5  8.7  12.7  11.9  10.8  19.4  17.4  15.3  1.9x
Margins:
Mean 27.0% 27.2% 27.7% 21.4% 21.8% 22.4%
Median 30.0% 29.6% 31.1% 24.8% 23.0% 24.7%
APPLE (c)
ACXM 23.08 $      1,854.4 $   2,572.4 $   270.3 $      300.8 $      334.8 $      167.3 $      189.0 $      221.1 $      1.01 $         1.07 $         1.41 $         2.8x
9.5x 8.6x 7.7x 15.4x 13.6x 11.6x 22.9x 21.6x 16.4x
19.4% 20.5% 21.4% 12.0% 12.9% 14.2%

Acquisition Comparables
(Dollars in Millions)
Enterprise Value / LTM
Closing Enterprise Equity LTM LTM LTM EBITDA
Date Acquiror Target Value Value Revenue EBITDA EBIT Margin
Pending Google Inc DoubleClick Inc 3,100.0 $        --- 300.0 $           90.0 $             --- 30.0%
10.3x 34.4x N/A
Pending Cerberus Capital Management Affiliated Computer Services 8,410.5           6,132.7           5,507.4           926.0              607.8              16.8%
1.5x 9.1x 13.8x
Pending Hellman & Friedman LLC Catalina Marketing Corp 1,623.9           1,559.1           466.8              158.3              119.0              33.9%
3.5x 10.3x 13.6x
Pending Pacific Equity Partners Veda Advantage Limited 759.0              641.2              120.2              55.7                47.6                46.3%
& Merrill Lynch Global Private Equity
6.3x 13.6x 15.9x
Pending Equifax Inc TALX Corp 1,401.0           1,216.4           256.8              89.9                71.1                35.0%
5.5x 15.6x 19.7x
2/1/07 Alliance Data Systems Abacus Direct Corporation 435.0              435.0              --- 38.1                --- N/A
N/A 11.4x N/A
1/29/07 Publicis Groupe SA Digitas Inc 1,228.4           1,375.7           714.7              63.7                48.6                8.9%
1.7x 19.3x 25.3x
12/4/06 infoUSA Inc Opinion Research Corp 125.7              66.0                191.3              15.3                11.2                8.0%
0.7x 8.2x 11.2x
6/9/06 Alliance Data Systems CPC Associates 70.0                70.0                --- 6.0                   --- N/A
N/A 11.7x N/A
6/9/06 Private Equity Consortium VNU N.V. 11,152.0         9,787.4           4,169.4           773.1              472.8              18.5%
2.7x 14.4x 23.6x
2/10/06 Investcorp International Inc. CCC Information Svcs Grp Inc 602.5              463.6              200.0              56.1                48.5                28.0%
3.0x 10.7x 12.4x
9/30/05 Alliance Data Systems Bigfoot Interactive 120.0              120.0              30.0                --- --- N/A
4.0x N/A N/A
9/1/05 Reed Elsevier Plc Seisint 745.0              775.0              115.0              45.0                --- 39.1%
6.5x 16.6x N/A
8/11/05 Consortium of Investors SunGard Data Systems Inc 10,844.3         10,964.9         3,555.9           1,046.6           709.6              29.4%
3.0x 10.4x 15.3x
7/13/05 Hellman & Friedman LLC DoubleClick Inc 699.0              1,101.0           301.6              58.6                23.1                19.4%
2.3x 11.9x 30.3x
5/2/05 Intl. Business Machines Corp Ascential Software Corp 655.9              1,136.6           271.9              29.0                6.9                   10.7%
2.4x 22.6x 95.4x
Maximum 10.3x 34.4x 95.4x 46.3%
Minimum 0.7  8.2  11.2  0.0%
Mean 3.8x 14.7x 25.1x 23.2%
Median 3.0  11.9  15.9  23.7%

LBO Analysis
(a)
(Dollars in Millions, Except per Share)
(a) Assumes certain operating savings related to public company expenses, private company efficiencies, as well as capital expenditure savings, totaling approximately $46 million in FY08 and $65 million in FY11.
(b) EBIT plus Depreciation and Amortization less Capital Lease Principal and Interest Payments less Purchased Software Licenses.
(c) Assumes $19.4 million of public company expense savings for Pro Forma leverage purposes.
Offer Price per Share
26.00 $        27.00 $        28.00 $        29.00 $        30.00 $
Premium to Current Price 12.7% 17.0% 21.3% 25.6% 30.0%
Premium to 30 Day Average Price 19.4% 24.0% 28.6% 33.2% 37.8%
Equity Value 2,110.6 $     2,199.9 $     2,289.8 $     2,379.7 $     2,469.6 $
Enterprise Value (Excludes Fees/Expenses) 2,828.6 2,917.9 3,007.8 3,097.7 3,187.6
Transaction Multiples
3/31/07E:
Revenue 2.0x 2.1x 2.2x 2.2x 2.3x
EBITDA 7.2  7.4  7.6  7.8  8.1
Adjusted EBITDA (b)
10.5  10.8  11.1  11.5  11.8
EBIT 16.9  17.4  18.0  18.5  19.1
P/E 27.5  28.5  29.6  30.7  31.7
3/31/08E:
Revenue 1.9x 2.0x 2.1x 2.1x 2.2x
EBITDA 7.2  7.4  7.7  7.9  8.1
Adjusted EBITDA
(b)
9.4  9.7  10.0  10.3  10.6
EBIT 15.0  15.4  15.9  16.4  16.9
P/E 25.5  26.5  27.5  28.5  29.5
Equity Investment
Equity Investment Required 1,103.6 $     1,192.9 $     1,282.8 $     1,372.7 $     1,462.6 $
Total Equity / Total Capitalization 38.0% 39.9% 41.6% 43.3% 44.8%
4 Year IRR Assuming an Exit multiple of 15.0x EBIT 31.9% 29.2% 26.7% 24.5% 22.4%
4 Year IRR Assuming an Exit multiple of 10.0x Adjusted EBITDA 28.4% 26.0% 23.8% 21.7% 19.9%
Leverage & Coverage Ratios Pro Forma Projected Year Ending March 31,
@ $26.00 per share 2007
(c)
2008 2009 2010 2011
Senior Debt / EBITDA 2.71x 2.32x 2.06x 1.73x 1.34x
Total Debt / EBITDA 4.35  3.88  3.59  3.15  2.63
Total Debt / Adjusted EBITDA 6.21  4.92  4.34  3.76  3.10
Debt / Capitalization 62.0% 59.4% 57.1% 54.0% 49.7%
EBITDA / Interest Expense 2.75  2.97  3.20  3.62  4.26
Fixed Charge Coverage Ratio 0.94x 1.28x 1.41x 1.47x 1.59x

Discounted Cash Flow
(a)
(Dollars in Millions, Except per Share)
(a) Based on APPLE Management Case model as presented on page 36.
For the Projected FYE March 31,
2008 2009 2010 2011
EBIT 189.0 $               221.1 $               267.8 $               320.5 $
Less Taxes @ 39.0% (73.7)                   (86.2)                   (104.4)                 (125.0)
Net Income Unlevered 115.3                  134.8                  163.3                  195.5
Plus: D&A 203.1                  190.4                  176.1                  172.9
Less: Capitalization of Deferred Expenses (54.1)                   (54.1)                   (54.1)                   (54.1)
Less: Development of Software (24.0)                   (15.0)                   (15.0)                   (15.0)
Less: Capital Expenditures (49.3)                   (53.1)                   (58.8)                   (64.3)
Less: Other Asset Expenditures (35.0)                   (35.0)                   (35.0)                   (35.0)
Plus: Gain on Sale of the Phoenix Facility 20.0                      -                          -                          -
Less: Change in Net Working Capital (0.1)                       (11.4)                   (23.2)                   (25.7)
Total Unlevered Net Free Cash Flow 175.8 $               156.7 $               153.3 $               174.3 $
Assuming Discount Rates of:
Discounted to 3/31/07 11.0% 12.0% 13.0%
Present Value of Cash Flow 512.5 $               501.8 $               491.4 $
Terminal Value Multiple 9.0x 2,451.2               2,364.8               2,282.2
2011 Adj. EBITDA 413.4 $               10.0  2,723.5               2,627.5               2,535.8
11.0  2,995.9               2,890.3               2,789.3
Enterprise Value 9.0x 2,963.6 $            2,866.5 $            2,773.6 $
10.0  3,236.0               3,129.3               3,027.2
11.0  3,508.3               3,392.1               3,280.8
Less: Net Debt (3/31/07) (718.0) $              (718.0) $              (718.0) $
Plus: Option Proceeds 174.7                  174.7                  174.7
Equity Value 9.0x 2,420.3 $            2,323.3 $            2,230.3 $
10.0  2,692.7               2,586.0               2,483.9
11.0  2,965.0               2,848.8               2,737.5
Total Shares and "In the Money" Options Outstanding 87.9                      87.9                      87.9
Price per Share 9.0x 27.54 $               26.43 $               25.37 $
10.0  30.63                  29.42                  28.26
11.0  33.73                  32.41                  31.14